SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 24, 2006
Date of Report

UQM Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or other jurisdiction of incorporation)	1-10869 (Commission File Number)	84-0579156 (IRS Employer Identification #)

7501 Miller Drive, Frederick, Colorado 80530
(Address of Principal Executive Office)

(303) 278-2002
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

This Current Report on Form 8-K is filed by UQM Technologies, Inc., a Colorado corporation, in connection with the matters described herein.

ITEM 8.01. OTHER EVENTS

In December 2003 the Company announced that it had been notified by a then significant customer, Invacare Corporation, that the Invacare Storm(R) wheelchair, propelled by UQM(R) gearless brushless motors, was expected to be phased out of production. Accordingly, at that time the Company stated that it did not expect to receive additional new production orders from Invacare for this motor, although the Company expected to continue to sell field service and warranty units.

In March 2004, the Company received a new production order for UQM(R) gearless brushless motors used in the Invacare Storm(R) wheelchair in the amount of $637,500. At that time the Company stated that deliveries under the order were expected to continue through November 2005. In addition, the Company stated that it had received an additional order for field service and warranty units of $576,000 for deliveries of these units through November 2005.

On March 14, 2006, the Company executed a Service Parts Agreement with Invacare Corporation for field service and warranty units spanning a period of five years. The purchase price and deliveries of units under the Agreement will be determined based on the issuance of individual purchase orders and delivery release instructions thereunder. On March 24, 2006 the Company received the initial purchase order coincident with this Agreement in the amount of approximately $514,000 for deliveries from July 2006 through December 2006.

This Report contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are listed in Part II, Item 5 Other Information of the Company’s Form 10-Q for the quarter ended December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM Technologies, Inc., Registrant
March 27, 2006	/s/ Donald A. French Donald A. French, Treasurer